Exhibit 99.1

Natus Medical Announces 2009 Third Quarter Financial Results and Increases Fourth Quarter and Full Year 2009 Guidance

- Provides 2010 Guidance

SAN CARLOS, Calif.--(BUSINESS WIRE)--November 2, 2009--Natus Medical Incorporated (Nasdaq:BABY) today announced financial results for the three and nine months ended September 30, 2009.

For the third quarter ended September 30, 2009, Natus reported revenue of $44.3 million, compared to $41.7 million reported in the comparable quarter of the previous year. Net income was $3.7 million, or $0.13 per diluted share, for the third quarter of 2009, compared with net income of $4.8 million, or $0.17 per diluted share, for the third quarter of 2008.

For the nine months ended September 30, 2009, the Company reported net income of $6.8 million, or $0.24 per diluted share, compared to net income of $11.2 million, or $0.43 per diluted share, for the comparable period in 2008.

The results for the third quarter of 2009 included $460,000 of direct acquisition costs associated with the Company’s acquisitions of Hawaii Medical and Alpine Biomed in July and September 2009, respectively. Excluding these direct costs, which were reported as a component of general and administrative expense, non-GAAP earnings were $4.0 million, or $0.14 per diluted share.

"We are pleased with our third quarter results as they exceeded our expectations,” said Jim Hawkins, President and Chief Executive Officer of the Company. “Demand for our products, which stabilized in our second quarter, improved among all our product lines throughout the third quarter, which is extremely satisfying since we believe hospitals continue to limit spending on capital equipment. I am also happy to report that we again generated cash during the quarter, adding more than $6 million through operations.”

"We believe the acquisitions of Hawaii Medical and Alpine Biomed signify that our business model is on track. This, coupled with improved business conditions in our markets, gives us the opportunity to return to the growth rates we achieved in the years leading up to the 2008 recession, through a combination of organic growth, cost reduction, and accretive acquisitions," added Hawkins.

"We are currently working through the integration of Alpine Biomed and expect the contribution of Alpine to be accretive to our 2010 results," stated Hawkins.

As of September 30, 2009 the Company had cash, cash equivalents, and short-term investments of $29.6 million, stockholders' equity of approximately $238 million, and working capital of approximately $76 million.

Financial Guidance

Natus increased its financial guidance for the full year and fourth quarter 2009. For the full year 2009 the Company now expects revenue to range from $164 million to $165 million and earnings per share to range from $0.39 to $0.40. The Company had previously said it expected that revenue would range from $149 million to $151 million and earnings per share would range from $0.35 to $0.37.

For the fourth quarter of 2009, the Company now expects revenue to range from $49 million to $50 million and earnings per share to range from $0.15 to $0.16. The Company had previously said it expected that revenue would range from $40.3 million to $41.3 million and earnings per share would range from $0.14 to $0.15. This compares to revenue of $43.4 million and earnings of per share of $0.22 reported in the fourth quarter of 2008.

Natus also provided financial guidance for the full year 2010. The Company said it expects revenue to be approximately $196 million and earnings per share to range from $0.49 to $0.51.

The Company’s fourth quarter 2009 and full year 2010 guidance is on a GAAP basis, including the impact of expensing employee equity based compensation. However, the Company’s guidance does not include the impact of any future acquisition-related charges associated with the Hawaii Medical or Alpine Biomed acquisitions, other acquisition or restructuring related charges that may be incurred, and the impact any future potential acquisitions might have on the Company’s results of operations. All earnings per share amounts are on a diluted basis.

Use of Non-GAAP Financial Measures

In addition to disclosing financial results calculated in accordance with GAAP, this release contains non-GAAP financial measures that exclude direct costs associated with the company’s acquisitions of Hawaii Medical and Alpine Biomed. The Company believes that the presentation of results excluding the acquisition-related charges provides meaningful supplemental information to both management and investors that is indicative of the Company's core operating results. Therefore, the Company believes these non-GAAP financial measures facilitate comparison of operating results across reporting periods. A reconciliation between the Company's results of operations on a GAAP and non-GAAP basis for the periods reported is included as part of the condensed consolidated statements of operations at the end of the Company's financial results release.

The Company believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing the Company's performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to the Company's historical performance. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for or superior to financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated.

Conference Call

Natus has scheduled an investment-community conference call to discuss this announcement beginning at 10:00 a.m. Eastern Time today (7:00 a.m. Pacific Time). Individuals interested in listening to the conference call may do so by dialing (866) 700-7441 for domestic callers, or (617) 213-8839 for international callers, and entering reservation code 13698654. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (888) 286-8010 for domestic callers, or 617-801-6888 for international callers, and entering reservation code 65677711.

The conference call also will be available real-time via the Internet at http://investor.natus.com, and a recording of the call will be available on the Company’s Web site for 90 days following the completion of the call.

About Natus Medical Incorporated

Natus is a leading provider of healthcare products used for the screening, detection, treatment, monitoring and tracking of common medical ailments such as hearing impairment, neurological dysfunction, epilepsy, sleep disorders, and newborn care. Product offerings include computerized neurodiagnostic systems for audiology, neurology, polysomnography, and neonatology, as well as newborn care products such as hearing screening systems, phototherapy devices for the treatment of newborn jaundice, head-cooling products for the treatment of brain injury in newborns, and software systems for managing and tracking disorders and diseases for public health laboratories.

Additional information about Natus Medical can be found at www.natus.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, particularly statements regarding the expectations, beliefs, plans, intentions and strategies of Natus. These forward-looking statements include, but are not limited to, statements regarding anticipated revenue and profitability for the fourth quarter and full year 2009 and full year 2010, the potential to achieve historic growth rates through a combination of organic growth, cost reduction, and accretive acquisitions, and the accretive impact of the Alpine Biomed acquisition. These statements relate to current estimates and assumptions of our management as of the date of this press release, and future events or Natus' future financial performance or results, and involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by the forward-looking statements. Forward-looking statements are only predictions and the actual events or results may differ materially. Natus cannot provide any assurance that its future results or the results implied by the forward-looking statements will meet expectations. Our future results could differ materially due to a number of factors, including the effects of competition, the demand for our products and services, the impact of adverse global economic conditions on our target markets, our ability to expand our sales in international markets, our ability to maintain current sales levels in a mature domestic market, our ability to control costs, and risks associated with bringing new products to market and integrating acquired businesses. Natus disclaims any obligation to update information contained in any forward-looking statement.

More information about potential risk factors that could affect the business and financial results of Natus is included in Natus' annual report on Form 10-K for the year ended December 31, 2008, and its quarterly reports on Form 10-Q, and in other reports filed from time to time by Natus with the U.S. Securities and Exchange Commission.

NATUS MEDICAL INCORPORATED AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September	September	September	September
	2009	2008	2009	2008

Revenue	$44,251	$41,714	$114,871	$118,435
Cost of revenue	17,450	15,835	44,869	45,215
Gross profit	26,801	25,879	70,002	73,220
Operating expenses:
Marketing and selling	11,767	9,965	32,005	29,020
Research and development	4,175	4,066	11,839	11,961
General and administrative	5,688	4,913	16,462	15,209
Total operating expenses	21,630	18,944	60,306	56,190
Income from operations	5,171	6,935	9,696	17,030
Other income/(expense):
Interest income	40	435	218	802
Interest expense	(18)	(28)	(131)	(813)
Other income, net	49	160	497	965
Total other income/(expense)	71	567	584	954
Income before provision for income tax	5,242	7,502	10,280	17,984

Provision for income tax	1,573	2,710	3,488	6,798

Net income	$3,669	$4,792	$6,792	$11,186
Earnings per share:
Basic	$0.13	$0.17	$0.25	$0.46
Diluted	$0.13	$0.17	$0.24	$0.43

Weighted-average shares used to compute
Basic earnings per share	27,669	27,445	27,640	24,497
Diluted earnings per share	28,668	28,756	28,343	25,775

NATUS MEDICAL INCORPORATED AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP ADJUSTMENTS (UNAUDITED)
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September	September	September	September
	2009	2008	2009	2008

GAAP based results:

Income before provision for income tax	$5,242	$7,502	$10,280	$17,984

Non-GAAP adjustments:

Direct costs of acquisitions	460	-	460	-	(a)

Non-GAAP income before provision for income tax	5,702	7,502	10,740	17,984

Provision for income tax, as adjusted	1,711	2,710	3,644	6,798

Non-GAAP net income	$3,991	$4,792	$7,096	$11,186

Earnings per share:
Basic	$0.14	$0.17	$0.26	$0.46
Diluted	$0.14	$0.17	$0.25	$0.43

Weighted-average shares used to compute
Basic earnings per share	27,669	27,445	27,640	24,497
Diluted earnings per share	28,668	28,756	28,343	25,775

(a) Direct costs of the acquisitions of Hawaii Medical and Alpine Biomed that are expensed pursuant to the requirements of SFAS 141R.

CONTACT:
Natus Medical Incorporated
Steven J. Murphy, 650-802-0400
Chief Financial Officer
InvestorRelations@Natus.com